Exhibit 99.1

April 14, 2003, Redmond, WA ---Alcide Corporation (NASDAQ:ALCD) today released financial results for its fiscal third quarter and nine-month periods ended February 28, 2003.

Third quarter significant events include:

•                  SANOVA® system installed at the first ground beef operation during quarter (start up on March 3rd).

•                  SANOVA system installed at the first sausage operation (start up on March 5th).

•                  Received formal approval for use of SANOVA on meat, poultry, fruits and vegetables and fish in Chile.  Expect sales to the aquaculture industry in FY ‘04.

•                  Negotiated a SANOVA distribution arrangement with Agrotec for meat and poultry in Chile.  Expect sales to begin in early FY ‘04.

•                  The animal health products licensing arrangement with IBA is achieving anticipated results.  Gross margin earned by Alcide increased 47% for the third quarter as compared to the third quarter last year.

•                  Marketing programs initiated one year ago concurrent with appointment of a new distributor in France are beginning to pay off.  Third quarter sales by the distributor to farmers in France are 42% higher than the distributor’s sales to farmers in the second quarter of FY ‘03.

•                  Severe economic conditions in the US poultry industry caused SANOVA sales to be an estimated $468,000 lower than they otherwise would have been.  (See Table below.)

For the quarter, Alcide earned $280,000 or $0.10 per diluted share on revenues of $5.5 million.  In the third quarter a year ago, Alcide earned $540,000, or $0.20 per diluted share, on revenues of $5.5 million.  In the first nine months of the fiscal year, Alcide generated net income of $776,000, or $0.29 per diluted share, on revenues of $16.3 million compared to $1.3 million or $0.48 per diluted share, on revenues of $16.6 million in the like period a year earlier.

The Company will host a conference call at 11:00 am PDT (2:00 pm EDT) on April 15, 2003.  Interested parties should check the website at www.alcide.com.

SANOVA Food Safety

Sales of SANOVA food antimicrobial to the poultry and red meat industries totaled $3,223,735 for the quarter ended February 28, 2003, $28,083 lower than the third fiscal quarter last year.  At the end of the fiscal 2003 quarter, SANOVA systems were contracted for and installed at 38 poultry plants and 10 red meat plants.  Three of the poultry plants were using SANOVA applications both pre-chill and post-chill, thus bringing the total to 51 operations at quarter’s end.  Two of the poultry operations and 3 of the red meat operations did not contribute significant revenue during the quarter.  SANOVA sales for the nine-month period ended February 28, 2003 were $10,121,193, an increase of $1,275,176, or 14%, compared to the equivalent nine-month period last year.

SANOVA sales to the poultry industry during the fiscal 2003 three-month and nine-month periods would have been higher had they not been adversely affected by economic conditions within the poultry industry, which in turn, have caused SANOVA customers to reduce their use of SANOVA, discontinue using antimicrobial interventions altogether, or in the case of one plant, switch to lower priced competition, as expressed in the table below:

Estimated Negative Impact on Fiscal 2003 Sales

	Quarter Ended February 28, 2003	Nine Months Ended February 28, 2003

3 plants discontinued SANOVA use	$272,000	$826,000
1 plant switched to competitor’s product	$55,000	$119,000
Reduced production at several plants	$141,000	$146,000

	$468,000	$1,091,000

John Richards, President of Alcide Corporation commented that, “We had clearly hoped for a stronger economic scenario in the poultry industry.  Within this climate however, Alcide has improved its competitive position.  During the nine-month period we installed 13 new operations of which 6 were in the poultry sector.  Equally important, we negotiated contract extensions with 16 of our existing poultry customers and lost only 1 customer in a very competitive market place.  Three of our new customers switched from competitive products to SANOVA’s superior technology.”

International registrations of SANOVA are proceeding faster than originally expected.  Kere Kemp, the Company’s Chief Scientific Officer, stated that, “The formal approval for SANOVA use in Chile presents a major opportunity in the world’s second largest fish exporter which supplies more than half of the farm-raised salmon consumed in the United States.  The sales and marketing effort has now begun in Chile to the aquaculture, poultry and red meat markets.  In Canada, SANOVA contracts have been presented to and are under consideration by several large poultry and red meat processors.”  Dr. Kemp went on to say, “We have been notified by the authorities in Australia and New Zealand that Alcide’s petition has been accepted and is under final review.  Approval is expected late this calendar year.  Likewise, our petition for use on fish has been accepted by the United States Food and Drug Administration and we expect approval later this year.”

Animal Health and Surface Disinfectants

The Company’s animal health and surface disinfectant revenues for the quarter ended February 28, 2003 were $2,279,859, including $330,722 in license revenue, which did not exist prior to the first fiscal quarter of 2003.  Net revenue including license revenue for the third fiscal 2003 quarter was $31,425 higher than for the third fiscal quarter last year. Nine-month fiscal 2003 animal health and surface disinfectant sales and license revenue of $6,206,145 were $1,579,900 lower than for the nine-month period last year reflecting primarily changes in distributor inventory levels which occurred during the first four months of the Company’s fiscal year 2003.  In the United Kingdom, the Company established a new distributor relationship with Agri-Lloyd beginning September 15, 2002, while the Company’s previous distributor liquidated its inventory of Alcide products resulting in a $280,000 sales reduction from the prior year.  In the United States, Alcide introduced UDDERgold 5-Star, an advanced new product, in early October 2002, intended to maintain the Company’s performance edge in the mastitis prevention market.  In anticipation of the new product launch, U.S. distributors delayed their purchases, accounting for a reduction of an estimated $350,000 in sales activity during the first four months of fiscal 2003.  Lastly, IBA, the Company’s largest distributor, transitioned from a distributor arrangement with Alcide to a licensing arrangement and this transition had the effect of reducing sales to IBA by an estimated $800,000 during the first nine-month period of fiscal year 2003. The gross margin impact of the sales reduction is estimated at $200,000, attributable entirely to inventory reduction.  This reduction occurred in the first quarter of fiscal year 2003 as IBA sold through its existing inventory of Alcide produced products and began making IBA produced products.

“The severe winter in the upper Midwest and Northeast had a very positive impact on animal health sales in the third quarter.”, said James Winter, Corporate VP, and General Manager Animal Health.  “The new WOOLOVER ULTRA calf blanket was a hot item as newborn calves were under severe stress from the cold weather.  Also, the cold and wind creates severe chapping of bovine teats without a good conditioning teat dip like 4XLA.  Our 4XLA sales thru IBA and Select Sires were up 32% for the third quarter.”  Winter concluded that, “We experienced a weak first quarter with animal health and disinfectant revenue of $1.7 million as we took action to strengthen Alcide’s distribution network.  The second and third quarters with sales of $2.2 million and $2.3 million are beginning to reflect a more normal sales pattern consistent with distributors’ sales to dairy farmers.”

Balance Sheet and Cash Flow

Alcide’s balance sheet remains strong.  On February 28, 2003, the Company had $3.7 million in cash and cash equivalents, no long-term debt and had drawn $2 million on its line of credit (repaid during March 2003).  Net cash provided by operating activities was $2.7 million for the nine-months ended February 28, 2003, up 2% as compared to the same nine-month period last fiscal year.

About Alcide

Alcide Corporation develops and markets unique biocidal products based on its patented technology.  Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial for controlling food borne pathogens and spoilage microorganisms on poultry, red meat, fish, and fruits and vegetables.

This earnings report includes forward looking statements which involve risk and uncertainty including, without limitation, risk of dependence on third party suppliers, market acceptance of and demand for the Company’s products, distribution capabilities and development of technology and regulatory approval thereof.

Investors are encouraged to refer to the Company’s 10-Q report for the quarter and nine-month periods ended February 28, 2003 for a more detailed explanation of financial performance.

ALCIDE CORPORATION UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	February 28, 2003	May 31, 2002
Assets:
Current assets:
Cash and cash equivalents	$3,723,597	$2,847,581
Accounts receivable – trade, net	3,855,553	2,849,103
Inventory	2,015,538	1,823,691
Deferred and prepaid income taxes	311,204	434,200
Spare parts	838,808	652,620
Prepaid expenses and other current assets	323,266	412,118
Total current assets	11,067,966	9,019,313
Equipment and leasehold improvements:
SANOVA plant assets	16,638,289	14,376,961
Construction in progress	2,508,743	3,009,716
Office equipment	564,323	553,539
Laboratory, manufacturing equipment and vehicles	523,718	451,824
Leasehold improvements	73,483	73,483
Less: Accumulated depreciation and amortization	(8,836,531)	(6,118,278)
Total equipment and leasehold improvements, net	11,472,025	12,347,245
Goodwill	478,807	478,807
Other assets	16,430	19,968
Total Assets	$23,035,228	$21,865,333
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$810,074	$743,514
Accrued expenses	385,555	626,953
Line of credit payable	2,000,000	2,000,000
Total current liabilities	3,195,629	3,370,467
Deferred tax liability	585,500	94,837
Other long-term liabilities	—	26,346
Total Liabilities	3,781,129	3,491,650
Commitments and Contingencies
Redeemable Class “B” Preferred Stock – $.01 par value; authorized 10,000,000 shares; issued and outstanding: February 28, 2003 – 63,675; May 31, 2002 – 68,425	167,145	179,614

Shareholders’ equity:
Class “A” Preferred Stock – no par value, authorized 1,000 shares; issued and outstanding: February 28, 2003 – 138; May 31, 2002 – 138	18,636	18,636
Common Stock – $.01 par value; authorized 100,000,000 shares; issued: February 28, 2003 – 3,040,597; May 31, 2002 – 3,031,292	30,406	30,313

Common treasury stock at cost February 28, 2003 – 375,959; May 31, 2002 - 375,959	(7,144,721)	(7,144,721)
Additional paid-in capital	21,502,827	21,386,417
Retained earnings	4,679,806	3,903,424
Total Shareholders’ Equity	19,086,954	18,194,069
Total Liabilities and Shareholders’ Equity	$23,035,228	$21,865,333

ALCIDE CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended February 28,		For the Nine Months Ended February 28,
	2003	2002	2003	2002
Revenue:
Net sales	$5,172,872	$5,500,252	$15,736,462	$16,632,062
License revenue	330,722	—	590,876	—
Total revenue	5,503,594	5,500,252	16,327,338	16,632,062
Expenditures:
Cost of goods sold	3,095,239	2,913,369	8,986,635	8,643,194
Research and development expense	520,678	573,978	1,674,636	2,058,993
Consulting expense to related parties	15,000	15,000	45,000	59,000
Selling, general and administrative expense	1,441,805	1,167,953	4,421,222	3,906,317
Total expenditures	5,072,722	4,670,300	15,127,493	14,667,504
Operating income	430,872	829,952	1,199,845	1,964,558
Interest income	5,945	11,693	20,013	63,826
Interest expense	(15,219)	(20,591)	(53,072)	(67,549)
Other income	8,862	10,203	27,646	39,142
Income before provision for income taxes	430,460	831,257	1,194,432	1,999,977
Provision for income taxes	150,661	290,941	418,051	699,992
Net income	$279,799	$540,316	$776,381	$1,299,985
Basic earnings per common share	$.11	$.20	$.29	$.49
Diluted earnings per common share and equivalents	$.10	$.20	$.29	$.48
Weighted average common stock and dilutive potential common stock outstanding:
Basic	2,659,910	2,648,614	2,657,352	2,640,358
Diluted	2,682,765	2,715,849	2,681,962	2,722,643

ALCIDE CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended February 28,
	2003	2002
Cash Flows from Operating Activities:
Net income	$776,381	$1,299,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,718,253	1,992,899
Amortization of investment premiums	—	483
Tax benefit from exercise of stock options	9,392	97,820
Deferred income taxes	418,659	625,392
Common stock issued to employee stock ownership plan	53,906	138,444
Decrease (increase) in assets:
Accounts receivable – trade, net	(1,006,450)	(1,189,038)
Inventory	(191,847)	(104,982)
Prepaid income taxes	195,000	(47,620)
Spare parts	(186,188)	(146,626)
Prepaid expenses and other current assets	88,852	113,344
Other assets	3,539	21,205
Increase (decrease) in liabilities:
Accounts payable	66,560	(46,864)
Accrued expenses	(241,398)	(184,016)
Other long-term liabilities	(26,346)	43,500
Net cash provided by operating activities	2,678,313	2,613,926
Cash Flows from Investing Activities:
Sale of investments	—	1,493,196
Acquisition of equipment, net	(1,843,033)	(4,543,431)
Net cash used in investing activities	(1,843,033)	(3,050,235)
Cash Flows from Financing Activities:
Redemption of Class “B” Preferred Stock	(12,469)	(10,763)
Borrowing on line of credit	—	1,000,000
Exercise of stock options	53,205	124,935
Net cash provided by financing activities	40,736	1,114,172
Net increase in cash and cash equivalents	876,016	677,863
Cash and cash equivalents at beginning of period	2,847,581	839,103
Cash and cash equivalents at end of period	$3,723,597	$1,516,966
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for income taxes	$10,000	$130,000
Cash paid during the period for interest	$53,072	$67,549